Exhibit 99.1

            2929 Seventh Street, Suite 100

                Berkeley, California 94710

Contact:

Michael Ostrach

Chief Financial Officer

510-665-7257

mostrach@dynavax.com

DYNAVAX PRICES PUBLIC OFFERING OF COMMON STOCK

BERKELEY, CA — (Marketwired)—July 22, 2015 – Dynavax Technologies Corporation (NASDAQ: DVAX) today announced the pricing of a previously announced underwritten public offering of 4,545,455 shares of its common stock, offered at a price to the public of $27.50 per share. The gross proceeds to Dynavax from this offering are expected to be approximately $125 million, before deducting the underwriting discount and other estimated offering expenses payable by Dynavax. Dynavax has granted the underwriters a 30-day option to purchase at the public offering price up to an aggregate of 681,818 additional shares of its common stock to cover over-allotments, if any. The offering is expected to close on or about July 27, 2015, subject to customary closing conditions. Dynavax anticipates using the net proceeds from the proposed offering to fund activities associated with completing the ongoing Phase 3 HBV-23 study of HEPLISAV-B™, seeking regulatory approval of HEPLISAV-B in the United States, and preparing for the anticipated U.S. commercial launch of HEPLISAV-B, should HEPLISAV-B gain approval by the Food and Drug Administration. In addition, net proceeds from the offering will support continuing the clinical development of our investigational cancer immunotherapeutic product candidate, SD-101, and for other general corporate purposes, including working capital.

Cowen and Company, RBC Capital Markets and William Blair are acting as joint book-running managers for the offering.

The securities described above are being offered by Dynavax pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which the SEC declared effective on December 3, 2014. A preliminary prospectus supplement related to the offering has been filed with the SEC and a final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from Cowen and Company, LLC c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by calling (631) 274-2806 or by faxing (631) 254-7140, or RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, or by telephone at (877) 822-4098 or William Blair & Company, L.L.C., Attention: Prospectus Department, 222 West Adams Street, Chicago, IL 60606, by telephone at (800) 621-0687, or by e-mail at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, uses TLR biology to discover and develop novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax’s lead product candidates are HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine, and SD-101, an investigational cancer immunotherapeutic currently in several Phase 1/2 studies.

Forward-Looking Information is Subject to Risk and Uncertainty

Investors are cautioned that statements in this press release regarding the anticipated gross proceeds from the offering completion and timing of the public offering constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that Dynavax will be able to complete the proposed public offering. Additional information on risks facing Dynavax can be found under the heading “Risk Factors” in Dynavax’s periodic reports, including its quarterly report on Form 10-Q for the quarter ended March 31, 2015, and in the preliminary prospectus supplement related to the proposed offering filed with the Securities and Exchange Commission on or about July 21, 2015, each available on the SEC’s web site at www.sec.gov. Dynavax expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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